Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Among

OLENOX INDUSTRIES INC., A DELAWARE CORPORATION (“BUYER”);

CS DIGITAL VENTURES LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “COMPANY”);

THE MEMBERS OF THE COMPANY LISTED ON THE SIGNATURE PAGE OF THIS AGREEMENT (EACH A “SELLER” AND COLLECTIVELY “SELLERS”);

and

BERNARDO SCHUCMAN, AN INDIVIDUAL (THE “SELLER REPRESENTATIVE”).

dated as of

May ___, 2026

i

ii

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of May     , 2026, is entered into among Olenox Industries Inc., a Delaware corporation (“Buyer”), CS Digital Ventures LLC, a Delaware limited liability company (the “Company”), the Members of the Company listed on the signature page of this Agreement (each a “Seller” and collectively “Sellers”), and Bernardo Schucman, an individual (the “Seller Representative”). Buyer, Company, Sellers, and Sellers Representative may be referred to individually as a “Party” and collectively as the “Parties” in this Agreement.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding membership interests (the “Membership Interests”), of the Company; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted EBITDA” means the Company’s earnings before interest, taxes, depreciation, and amortization; provided however, Adjusted EBITDA shall (a) exclude any corporate overhead, shared services charges, integration costs, transaction costs or other costs or allocations imposed by Buyer or its Affiliates that are not directly attributable to the operation of the Business as conducted by the Company as of the Closing Date, for purposes of determining whether any applicable Milestone Event has been achieved, and (b) treat all ASIC miners and related mining equipment as capital assets and depreciated over a five (5) year period, consistent with the accounting treatment historically applied in the Balance Sheet, and shall not be treated as current period operating expense or cost of goods sold, regardless of any future change in accounting treatment or policy.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Warrants, the Seller Note, the Company Certificate, the Buyer Certificate, and all other documents executed and delivered in connection with this Agreement and the transactions contemplated hereby.

“Anti-Terrorism Laws” means any and all present and future laws, statutes, regulations, ordinances, decisions, rulings, orders, rules, permits or certificates of any Governmental Authority relating to terrorism or money laundering including, without limiting the generality of the foregoing, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. No. 107-56); the Trading with the Enemy Act (50 U.S.C. App. 1 et seq.); the International Emergency Economic Powers Act (50 U.S.C. § 1701-06); Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”) and the United States Treasury Department’s Office of Foreign Assets Control list of “Specifically Designated National and Blocked Persons” (as published from time to time in various mediums).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” means any material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, material fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Buyer Preferred Securities” means Series D Preferred Stock, of Buyer, par value $1.00 per share.

“Cap” has the meaning set forth in Section 9.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate of Designation” means that certain Certificate of Designation of Series D Preferred Stock in the form attached hereto as Exhibit A.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of Buyer, par value $0.01 per share.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, domain name registration agreements, terms of service and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Cryptocurrency” means a digital or virtual currency in which encryption or cryptography techniques are used to regulate the generation of units of currency and verify the transfer of funds, operating independently of a central bank.

“DGCL” means the Delaware General Corporation Law.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company, each Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials in violation of applicable Law; or (b) any non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) any bonuses or other compensation paid or payable by the Company as a result of or in connection with the consummation of the transactions contemplated hereby (including the employer portion of any payroll, medical, social security, unemployment or similar Tax withholding payments that are required in connection therewith). (h) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnified Taxes” means, without duplication, (i) all Taxes of the Company for all Pre-Closing Tax Periods, including any Taxes attributable to any “pass-through entity tax” election or other similar election; (ii) all Taxes for any taxable period imposed on any of the Sellers; (iii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iv) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. For clarity, Indemnified Taxes shall not include (a) Taxes to the extent such Taxes are imposed as a result of any action taken by or at the direction of Buyer on the Closing Date following the Closing that is outside of the ordinary course of business and otherwise not contemplated under the terms of this Agreement, (b) Taxes to the extent taken account in the calculation of Purchase Price as Indebtedness or Transaction Expenses, or (c) any Taxes to the extent attributable to a Post-Closing Tax Period as determined under Section 7.04 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” means a nationally recognized accounting firm that does not have a pre-existing relationship with Buyer or Sellers (or their respective Affiliates) and is a firm with experience performing the relevant calculations.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing, including but not limited to Software (“Copyrights”); (d) internet domain names, uniform resource locators, social media account or user names, handles, and other identifiers, and all associated websites and web pages, social media profiles and pages, and all content and data thereon or relating thereto; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) rights of publicity; and (i) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Key Employees” means Bernardo Schucman.

“Knowledge of the Seller” or “Sellers’ Knowledge” or any other similar knowledge qualification means the actual knowledge of any director or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including any of its Affiliates.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, incidental, consequential, special or indirect damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers or the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; or (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 3.09.

“Material Suppliers” has the meaning set forth in Section 3.15.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Open Source” means Software or similar subject matter which is freely downloadable, conditioned on acceptance of a non-negotiable license agreement such as the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, BSD License, MIT License, Common Public License and other similar licenses, including any approved as open source licenses by the Open Source Initiative.

“Organizational Documents” means, with respect to any Person that is an entity, such Person’s organizational documents, including the certificate of organization, incorporation or partnership, bylaws, operating agreement or partnership agreement, joint venture and trust agreements, and any similar governing documents of any such Person.

“Pass-Through Tax Return” means any income or franchise Tax Return filed by or with respect to the Company to the extent that the Company is treated as a partnership or disregarded entity for purposes of such Tax Return.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 7.04.

“Principal Seller” means any of Shanti Cillo and Bernardo Schucman.

“Pro Rata Share” means, with respect to any Seller, such Person’s ownership interest in the Company as of immediately prior to the Closing Date as set forth on Section 3.03(a) of the Disclosure Schedules.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned by, or leased or subleased to, the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the ownership and operation of bitcoin mining facilities and digital asset mining hosting services substantially similar to the Business as conducted by the Company as of the Closing Date.

“Restricted Period” means two (2) years beginning on the Closing Date.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Seller Representative” means has the meaning set forth in the preamble.

“Sellers” has the meaning set forth in the preamble.

“Software” means computer software, programs, and data embodied in any digitized form, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all related documentation, manuals, source codes and object codes, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material and documentation related to the said computer software, programs, and data, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded recorded or written on disk, tape, film, memory, device, paper or other media of any nature or kind whatsoever.

“Straddle Period” has the meaning set forth in Section 7.04.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, escheat, unclaimed property, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Authority.

“Territory” means the United States of America.

“Third-Party Claim” has the meaning set forth in Section 9.05(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means all fees and expenses incurred by the Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Transaction Tax Deductions” means any item of loss, deduction or credit for income Tax purposes resulting from or attributable to the transactions contemplated by this Agreement and that are economically borne by the Sellers under the terms of this Agreement, including without limitation (i) any bonuses or other compensation paid or payable by the Company as a result of or in connection with the consummation of the transactions contemplated hereby (including the employer portion of any payroll, medical, social security, unemployment or similar Tax withholding payments that are required in connection therewith), (ii) any Transaction Expenses and any other fees and expenses paid or payable by the Company in connection with or related to the transactions contemplated hereby (or any amounts that would have been Transaction Expenses but were paid prior to Closing), and (iii) any fees, expenses, premiums and penalties paid or payable with respect to the repayment of any Indebtedness, the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs; provided, that 70% of any of the foregoing that constitutes a success based fee within the scope of Internal Revenue Service Revenue Procedure 2011-29 shall be considered to be a Transaction Tax Deduction.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Union” has the meaning set forth in Section 3.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II.

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. Subject to any adjustments provided by this Agreement (including but not limited to ARTICLE VII and ARTICLE IX), the aggregate purchase price for the Membership Interests shall be $30,000,000.00 plus the Milestone Payments, if any (the “Purchase Price”) payable as follows:

(a) $16,000,000.00 in the form of an unsecured promissory note substantially in the form of Exhibit B attached hereto (the “Seller Note”);

(b) $14,000,000.00 in the form of Buyer Preferred Securities issued in accordance with each Seller’s Pro Rata Share; and

Section 2.03 Warrants. In addition to the Purchase price and as additional consideration for the Membership Interests, on the Closing Date, Buyer shall deliver to each Seller in accordance with each Seller’s Pro Rata Share, Warrants to obtain Common Stock substantially in the form of Exhibit C attached hereto (each a “Warrant” and collectively, the “Warrants”), provided that there shall be no less than three (3) forms of Warrant for the following aggregate amounts:

(a) 500,000 shares at an exercise price of $5 per share

(b) 500,000 shares at an exercise price of $7 per share

(c) 500,000 shares at an exercise price of $9 per share

Section 2.04 Earnout.

(a) As additional consideration for the Membership Interests, Buyer shall issue to Sellers additional Buyer Preferred Securities in accordance with their respective Pro Rata Shares equal to the following amounts upon the achievement by or on behalf of Buyer (or the Company) of the following events (each, a “Milestone Event”) (each payment, a “Milestone Payment,” and collectively, the “Milestone Payments”):

(i) $10,000,000 at such time as the Company generates $5,000,000.00 of cumulative revenue for the Buyer following the Closing (the “Revenue Milestone”); and

(ii) $10,000,000 at such time as the Company achieves cumulative Adjusted EBITDA of $6,000,000.00 (the “EBITDA Milestone”).

(b) For the avoidance of doubt, (i) the number of shares of Buyer Preferred Securities to be issued to Sellers shall be determined based on a fixed value of $1.00 per share, consistent with the value used at the Closing, and not based on the value of the Buyer Preferred Securities at the time of issuance to Sellers; and (ii) revenue shall be calculated in accordance with GAAP.

(c) Within thirty (30) days after the end of each fiscal quarter or as soon as reasonably practicable thereafter, Buyer shall prepare and deliver to Sellers a statement setting forth, and specifying in reasonable detail, Buyer’s determination of revenue and Adjusted EBITDA of the Company determined in accordance with GAAP on a basis consistent with its past practices (the “Quarterly Statement”).

(d) Buyer shall promptly notify Seller Representative in writing after it becomes aware that a Milestone Event has been achieved and such notice shall set forth the effective date of such achievement of a Milestone Event (such date being the “Milestone Achievement Date”), and the parties shall execute any such further instruments to consummate the issuance of the applicable Buyer Preferred Securities as soon as reasonably practicable thereafter.

(e) Until each Milestone Event has occurred, Buyer shall (i) use commercially reasonable efforts to manage the operations of Buyer and the Company and their respective businesses on a basis consistent with past practice and (ii) use commercially reasonable efforts to maintain complete and accurate books and records indicating the revenue and EBITDA of the Company. Subject to the foregoing, Seller understands that Buyer and its Affiliates will be free to operate the Company as they determine in their reasonable discretion. In addition, Buyer, on behalf of itself and its Affiliates, further acknowledges that a material condition of the consent of Seller to the terms of this Section 2.03 are reliant upon the presumption that Buyer and its Affiliates, will, at all times after the Closing, act in good faith with respect to the Milestone Payments. Notwithstanding anything to the contrary herein, no action shall be intentionally taken, nor shall any action be intentionally refrained from being taken, by Buyer or its Affiliates with the primary purpose of preventing any Milestone Payment from being earned or owed or otherwise reducing the likelihood or amount of the Milestone Payment. Seller expressly acknowledges and agrees that Buyer makes no representations or warranties of any kind or nature, express or implied, at law or in equity, or otherwise, relating to the future financial results of Buyer or the Company or the achievement of a Milestone Event, and Seller has not relied on any such representations or warranties in entering into this Agreement.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution hereof (the “Closing Date”). In lieu of an in-person Closing, unless otherwise agreed to by the Parties, the Closing shall be accomplished by email portable document format (*.pdf) transmission of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals (where needed) to be delivered promptly following the Closing. The Parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 12:01 a.m. (EDT) on the Closing Date.

Section 2.06 Closing Deliverables.

(a) Sellers. At the Closing, Sellers, respectively, shall deliver to Buyer the following items to be executed and delivered by a Seller, respectively, and Sellers shall cause third parties to provide the following items to be provided and/or signed by third parties.

(i) duly executed Membership Interest assignments or similar instruments of assignment and conveyance, transferring the Membership Interests from the Sellers to Buyer, otherwise in form and substance reasonably satisfactory to the Buyer;

(ii) employment agreements, in a form acceptable to the Buyer, executed by each of the Key Employees and the Company (each, an “Employment Agreement”);

(iii) A signed statement from each Seller certifying that that such Seller is an “accredited investor” as defined in Regulation D promulgated under the Securities Act;

(iv) resignations from any Person identified on Section 2.06(a)(iv) of the Disclosure Schedules;

(v) all of the minute books, stock transfer ledgers, and similar corporate records of the Company;

(vi) An IRS Form W-9 from each Seller;

(vii) certificates dated as of the Closing Date and duly executed by an authorized officer of the Company certifying and attaching thereto (1) true and complete copies of the Company’s Organizational Documents; (2) resolutions of the members of the Company authorizing the execution, delivery and performance by the Company, respectively, of this Agreement and the other Ancillary Documents to which it is a party; and (3) certificate issued by the applicable Delaware Secretary of State, evidencing the existence and good standing of the Company, dated not earlier than ten (10) Business Days prior to the Closing Date; and (4) the names and signatures of the member or individuals the Company authorized to sign this Agreement and the Ancillary Documents (the “Company Certificate”); and

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to and as may be reasonably requested by Buyer.

(b) Buyer. At the Closing, Buyer shall deliver to Sellers the following items to be executed and delivered by Buyer.

(i) The Buyer Preferred Securities, free and clear of all Encumbrances other than Encumbrances pursuant to the Securities Act and the Organizational Documents of the Company;

(ii) The Employment Agreement;

(iii) The Seller Note;

(iv) A certificate of the secretary (or equivalent officer) of the Buyer, dated as of the Closing Date certifying that attached thereto are true and complete copies of resolutions of Buyer’s board of directors approving the Transaction and adopting this Agreement and authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated there (the “Buyer Certificate”);

(v) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to and as may be reasonably requested by Sellers.

Section 2.07 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such amounts shall be treated as having been paid to the person in respect of whom such deduction and withholding was made. If Buyer determines that it needs to withhold from an amount otherwise payable under this Agreement, it shall provide Seller Representative with respect to such party as to whom which such deduction or withholding is proposed to be made with reasonable advance written notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and Buyer agrees to reasonably cooperate with any lawful and customary requests (such as in relation to providing withholding certificates or other similar forms) to obtain reduction of or relief from such deduction or withholding.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company and Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization, Authority and Qualification of the Company.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company has full limited liability company power and authority to enter into this Agreement and any Ancillary Documents to which the Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) Section 3.01(b) of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02 Enforceability and Authority of the Company. The execution and delivery by the Company of this Agreement and any Ancillary Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.03 Capitalization.

(a) Section 3.03(a) of the Disclosure Schedules sets forth (i) the name of each Person that is the registered owner of any Membership Interest, (ii) the amount or type of Membership Interests owned by such Person, and (iii) such Person’s Pro Rata Share. Each Person described on Section 3.03(a) of the Disclosure Schedules has good and valid title to the Membership Interests, free and clear of Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company and other than the Membership Interests there are no other issued and outstanding equity interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b) The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) Except as set forth on Section 3.03(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests or other equity interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. There are no outstanding or authorized equity appreciation, profit participation, phantom equity or similar equity-based rights with respect to the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04 No Subsidiaries. The Company does not own or have any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement, or other Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or the business of the Company as currently conducted; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract or material Permit to which the Company is a party or by which the Company is bound or to which any of the assets owned by the Company are subject (including any Material Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any assets owned, leased or in use by the Company.

Section 3.06 Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2024 and 2025 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at February 28, 2026 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the two-month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material to the Company) and the absence of notes (that, if presented, would not differ materially from those presented in the Unaudited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of February 28, 2026 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) obligations for future performance under any Contract entered into in the ordinary course of business of the Company, where the Company is not currently in breach of any such Contract beyond any applicable notice and cure period(s), if any; and (d) for Liabilities incurred in connection with or arising out of the transactions contemplated by this Agreement.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date and except as set forth on Section 3.08 of the Disclosure Schedules, the business of the Company has been conducted in the ordinary course of business consistent with past practice, and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company;

(c) split, combination or reclassification of any membership interests in the Company;

(d) issuance, sale or other disposition of any membership interests or other equity interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests or other equity interests in the Company;

(e) declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company’s outstanding membership interests;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) capital investment in, or loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p) material capital expenditures;

(q) imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Company’s equity interests or properties or assets, tangible or intangible;

(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(z) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, “Material Contracts”):

(i) an employment Contract, other than any offer letter entered into by the Company in the ordinary course of business that (A) provides for total annual remuneration of less than Seventy-Five Thousand and No/100 Dollars ($75,000.00) and (B) does not provide for the payment of severance, guarantee any benefit(s) or otherwise grant or provide for entitlements beyond those granted or provided to “at will” employees generally or as required by applicable Law;

(ii) a management, service, consulting or other similar type of Contract;

(iii) a Contract or agreement with any labor or trade union, works council, labor organization, association or similar entity representing an employee of the Company;

(iv) a Contract that provides for severance (other than severance required under applicable Law), change in control, retention or other similar payments to officers, employees, directors or other service providers of the Company;

(v) a Contract under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person, or any other note, bond, debenture or other evidence of Indebtedness issued to any Person, in each case which, individually, is in excess of Fifty Thousand and No/100 Dollars ($50,000.00);

(vi) a Contract under which (A) any Person has directly or indirectly guaranteed Indebtedness, Liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed indebtedness, Liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00);

(vii) a Contract granting a Lien upon any property or asset of the Company;

(viii) a Contract under which the Company has made (or committed to make) any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than ordinary course receivables);

(ix) a Contract providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Company or any predecessor to the Company, other than Contracts entered into in the ordinary course of business the primary purpose of which is not to provide such indemnification;

(x) a currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xi) any power of attorney or other similar agreement or grant of agency;

(xii) a Contract purporting to limit the freedom of the Company to engage in any line of business or operate in any jurisdiction, including any agreement that contains any exclusivity, non-competition, non-solicitation or no-hire provisions;

(xiii) a partnership, limited liability company, joint venture, shareholders or other similar Contract providing for the sharing of any profits with any Person;

(xiv) a Contract that involves (A) obligations (contingent or otherwise) of, or payments by, the Company in excess of Fifty Thousand and No/100 Dollars ($50,000.00) in the twelve (12) month period ending on the date hereof or reasonably expected to be in excess of Fifty Thousand and No/100 Dollars ($50,000.00) in the twelve (12) month period commencing on the date hereof and (B) payments to the Company in excess of Fifty Thousand and No/100 Dollars ($50,000.00) in the twelve (12) month period ending on the date hereof or reasonably expected to be in excess of Fifty Thousand and No/100 Dollars ($50,000.00) in the twelve (12) month period commencing on the date hereof;

(xv) a Contract relating to the past or future disposition or acquisition of any material assets or investment in any Person or of any interest in any business enterprise (whether by asset purchase, equity purchase, merger, consolidation, recapitalization or otherwise);

(xvi) a Contract requiring the Company to purchase or sell any security or otherwise contains ongoing obligations of the Company; and

(xvii) a Contract with any Governmental Authority.

(b) Each Material Contract is in full force and effect, is binding and enforceable in accordance with its terms and is not subject to any claims, charges, set-offs or defenses. The Company is not in breach or default, nor, to the Sellers’ Knowledge, is any other party to any Material Contract in breach or default under such Material Contract. No circumstances exist or have occurred which, with the giving of notice or passage of time or both, may give rise to, serve as a basis for, or would constitute, a breach or default, under any Material Contract. The Company has no present expectation or intention of not fully performing any obligation pursuant to any Material Contract. Neither the Company nor Sellers have received any notice from any counterparties in connection with any of the Material Contracts of (a) any breach or default under any Material Contract, (b) any notice that any such party intends to terminate, not renew, cancel or substantially decrease its business with the Company or the Members, or (c) any claim for damages or indemnification. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Unaudited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company owns no Real Property and never has owned any Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted and as proposed to be conducted.

(b) Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Sellers’ Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. The Company has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e) All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f) To Sellers’ Knowledge, the conduct of the Company’s business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property.

(h) Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. There has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has or could reasonably be expected to have a Material Adverse Effect. The Company IT Systems operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient and/or configurable to effectively perform all operations necessary for the current operation of the business of the Company. All Company IT Systems are owned and operated by and are under the control of the Company, except for the hosting or other services provided by third parties and identified in Section 3.12(i) of the Disclosure Schedules. The Company does not use, rely on or contract with any Person to provide services bureau, outsourcing or other computer processing services to the Company except as described in Section 3.12(i) of the Disclosure Schedules.

(j) The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of all trade secrets, know-how and confidential information stored or contained in the Company IT Systems or transmitted thereby in connection with the Company from any unauthorized use, access, disclosure, destruction or modification, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements. The Company has at all times enforced a policy of requiring officers, managers, employees, agents, consultants and contractors with responsibility for the development or implementation of Intellectual Property or who may be exposed to any trade secret, know how or other confidential information to execute proprietary information, confidentiality and assignment agreements protecting the secrecy, confidentiality and value of such trade secrets, know-how or confidential information of or entrusted to Company. The Company has maintained, continues to maintain safeguards, security measures and procedures against the unauthorized access, theft, disclosure, destruction, loss, or alteration of its Cryptocurrency, data or information and customer Cryptocurrency, data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards. The Company has in place with the third party owners and operators of all data centers which provide services related to the Company’s written agreements that ensure that such third parties adhere to and are in compliance with the standards and requirements as set forth in this Section 3.12(j) or has obtained current reports such as SOC 2 which sufficiently evidence adherence to industry standards for security and privacy.

(k) The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. The Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification.

(l) Section 3.12(l) of the Disclosure Schedules sets forth a complete and accurate list of (i) all material Software owned or purported to be owned by the Company and (ii) all other material Software used but not owned by the Company, but excluding (1) any Software that is generally commercially available “off-the-shelf” software licensed to the Company on a standard license and (2) Open Source, in each case only to the extent such items are not included in any product offered to the public by the Company. No Software owned (or purported to be owned) by the Company contains any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any Person other than the Company without written authorization in an agreement identified in Section 3.12(b) of the Disclosure Schedules. No source code for any Software that is owned by the Company has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company, or a consultant or contractor of the Company subject to a written confidentiality obligation to the Company. No Person who is not an employee of the Company (or a consultant or contractor of the Company subject to a written confidentiality obligation to the Company) has any right to access or use any source code for any Software that is owned by the Company, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the transactions contemplated hereby, result in the disclosure or release of such source code by the Company, any escrow agent(s), or any other Person to any Person. The Company is in possession of, or has access to, the source code for, and documentation applicable to, each current version of the Software owned by the Company. All such Software is maintained in a source code management system with commercially reasonable management, version control, tracking and security measures and safeguards.

(m) The Company does not transmit or store any personally identifiable information.

Section 3.13 Facilities. The mining facilities in which Company stores or maintains any assets (each a “Facility” and collectively, the “Facilities”) are adequate for the uses to which such Facilities are being put. Each Facility has internet upload and download bandwidth capacity sufficient for the Company’s historic and planned operations. The server hardware and supporting equipment (including communications equipment, terminals and hook-ups that interface with third party computer systems) used in the Company’s operations at the Facilities provide redundancy and meet industry standards relating to availability. The Company has made back-ups of all material computer Software and databases utilized by it at any Facility and maintains such Software and databases at a secure off-site location. The Company has established a data recovery plan sufficient to restore service to any Facility in a commercially reasonable amount of time in the event of a critical system failure or employs a remote failover system. No heating, ventilation, or air conditioning systems are required at any Facility for the Company’s historic and planned operations. Each Facility has physical security measures that meet industry standards and the Company has taken commercially reasonable efforts to secure the Facilities. The assets currently in operation at the Facilities are labelled to output at least 1.7 petahashes per second. All of the assets currently in operation at the Facilities are necessary to produce the output described in the previous sentence consume no more than 20 MWh of electricity.

Section 3.14 Foreign Corrupt Practices Act.

(a) None of the Company or any manager, officer, agent, employee, Affiliate or other Person acting on behalf of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of either (i) the Foreign Corrupt Practices Act of 1977 (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is understood with respect to the FCPA) or any foreign political party or official thereof or any candidate for foreign political office or agent thereof, in contravention of the FCPA or (ii) the UK Bribery Act 2010. The Company has conducted its business in compliance with the FCPA and the UK Bribery Act 2010 and has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(b) The Company (i) has no pending voluntary self-disclosures with respect to applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including the United States and any jurisdiction in which the Company is established or from which it exports or reexports any items or in which it provides services, including the Export Administration Regulations with the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, all as amended from time to time (collectively, “Export Control Laws”), (ii) has not received written notice from any Governmental Authority that the Company is under criminal or civil investigation concerning any of the Export Control Laws, and (iii) has at all times acted without violation and in compliance with the Export Administration Regulations with the Bureau of Industry and Security of the U.S. Department of Commerce and any sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(c) The Company has not received any written notice from any Governmental Authority of non-compliance with any of the Export Control Laws which could subject the Company to civil or criminal fines, penalties or other measures.

Section 3.15 Suppliers and Vendors. Section 3.15 of the Disclosure Schedules sets forth (i) each vendor or supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for calendar year 2025 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Sellers’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that could be reasonably expected to give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules.

Section 3.18 Compliance With Laws; Permits. Except as set forth in Section 3.18 of the Disclosure Schedules, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets. No Permits are required for the Company to conduct business.

Section 3.19 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws. Neither the Company nor any Seller and has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(d) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(e) The Company has provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 3.20 Employee Benefit Matters. The Company does not have, and has never offered, any Benefit Plans to any employee or other Person engaged by the Company.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, and sets forth for each individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b) The Company is not and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, nor has there been, any Union representing or purporting to represent any employee of the Company.

(c) The Company is and has been in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, affirmative action and unemployment insurance. All individuals employed by the Company or engaged as independent contractors or consultants are properly classified and treated according to their applicable designation under all applicable Laws. There are no Actions against the Company pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to wrongful discharge, unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns (or file a particular type of Tax Return), that it is, or may be, subject to Tax (or type of Tax) by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g) The Company is not a party to any Action by any taxing authority and there have been no such Actions involving the Company during the past four (4) years. There are no Actions by any taxing authority against the Company that are pending or threatened in writing.

(h) There are no Encumbrances for Taxes upon the assets of the Company (except where such Encumbrance arises as a matter of law prior to the due date for paying the related Taxes).

(i) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than customary commercial contracts entered into in the ordinary course of business with independent third parties that are not primarily related to Taxes).

(j) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(k) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract (other than customary commercial contracts entered into in the ordinary course of business with independent third parties that are not primarily related to Taxes), or otherwise under applicable Law.

(l) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(iv) any prepaid amount received on or prior to the Closing Date.

(m) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

(n) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(p) Section 3.22(r) of the Disclosure Schedules sets forth all non-U.S. jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(q) The Company is and has been since the date of its formation properly classified as a partnership for U.S. federal (and applicable state and local) income Tax purposes. The Company has not made any “pass-through entity tax” election in any jurisdiction to bear income Taxes on income earned by the Company, or other similar election.

(r) The Company has not: (i) made any election to defer any payroll Taxes, (ii) taken, claimed, or applied for an employee retention Tax Credit, or (iii) taken out or sought any loan, received any loan assistance or received other financial assistance or relief or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(s) No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 3.23 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records in all material respects of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 Related Party Transactions. No executive officer or director of the Company or any person owning 5% or more of the Membership Interests (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company.

Section 3.25 Restricted Stock. Sellers understand that the Buyer Preferred Securities have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Sellers’ representations as expressed herein. Each Seller understands that the Buyer Preferred Securities it is receiving are characterized as “restricted securities” under the federal securities laws in as much as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances. In the absence of any effective registration statement covering the Securities or an available exemption from registration under the Securities Act must be held indefinitely. In this connection, Seller represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including without limitation the Rule 144 condition that current information about the Buyer be available to the public.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties contained in (i) ARTICLE III or (ii) any certificate delivered by the Company hereunder, neither the Company nor any other Person acting on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Buyer by or on behalf of the Company in connection with the transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, nothing in this Section 3.26 shall in any way (x) limit the rights of Buyer or any other Person’s rights in respect of fraud against any Person committing such fraud; or (y) release any Seller or any other Person from fraud.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Article IV as to such Seller are true and correct as of the date hereof.

Section 4.01 Organization and Authority; Capacity. If a Seller is an entity, such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. If a Seller is an individual, such Seller is of legal age and has legal capacity to enter into this Agreement and carry out its obligations hereunder. Each Seller has full power, as applicable, and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 4.02 Enforceability; Authorization. This Agreement and the Ancillary Documents to which each Seller is or may be a party has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. If any Seller is an entity, the execution and delivery of this Agreement and each Ancillary Document to which such Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate or limited liability company action on the part of such Seller.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the charter, by-laws or other organizational documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; or (c) require the consent, notice or other action by any Person under any Contract to which such Seller is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Title to Shares. Such Seller is the record and beneficial owner of the Membership Interests set forth opposite such Seller’s name on Section 3.03(a) of the Disclosure Schedules, free and clear of all Encumbrances. Such Seller is not a party to any voting trust, LLC agreement, proxy or other agreement or understanding with respect to the voting or transfer of any Membership Interest other than that certain Amended and Restated Operating Agreement of the Company, dated as of June 4, 2024 as amended from time to time. Upon consummation of the transactions contemplated by this Agreement, Buyer shall acquire from Sellers good, valid and marketable title to all Membership Interests set forth opposite such Seller’s name on Section 3.03(a) of the Disclosure Schedules, free and clear of any Encumbrance.

Section 4.05 Legal Proceedings. There are no Actions pending or, to such Seller’s knowledge, threatened against or by such Seller or any Affiliate of such Seller relating to the Company or that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06 Brokers. Other than Buckman Buckman & Reid, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or upon arrangements made by or on behalf of any Seller or the Company.

Section 4.07 Anti-Terrorism Laws. No Seller is a “Prohibited Person” or “Specifically Designated National and Blocked Person” under the Anti-Terrorism Laws.

Section 4.08 No Other Representations or Warranties. Except for the representations and warranties contained in (i) ARTICLE IV or (ii) any certificate delivered by such Seller hereunder, neither such Seller any nor any other Person acting on behalf of such Seller makes any express or implied representation or warranty with respect to such Seller or with respect to any other information provided to Buyer by or on behalf of such Seller in connection with the transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, nothing in this Section 4.07 shall in any way (x) limit the rights of Buyer or any other Person’s rights in respect of fraud against any Person committing such fraud; or (y) release such Seller or any other Person from fraud.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the charter, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any assets owned, leased or in use by Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby.

Section 5.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer or any of its properties or assets. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. Buyer is not subject to any Governmental Order that would reasonably be expected to have a Material Adverse Effect on Buyer or its ability to consummate the transactions contemplated by this Agreement.

Section 5.05 Title to Buyer Preferred Securities. Upon issuance of the Buyer Preferred Securities, (a) such Buyer Preferred Securities will be duly authorized, validly issued, and outstanding, fully paid, and nonassessable and (b) each Seller will acquire title thereto, free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements, and encumbrances whatsoever, other than those imposed by law or contemplated by this Agreement or the Ancillary Documents or those that result from action by such Seller.

Section 5.06 Capitalization.

(a) The authorized capital stock of Buyer consists solely of (a) approved to be increased to 3,000,000,000 and in process of being added to treasury shares of Common Stock, of which 1,024,091 shares are issued and outstanding, (b) 5,405,010 shares of Series A Preferred Stock, of which 4,000 shares are issued and outstanding, (c) 60,000 shares of Series B Preferred Stock, of which 2,084 shares are issued and outstanding, (d) 50,000 shares of Series C Preferred Stock, of which 2,789 shares are issued and outstanding, and (e) 340,000 shares of the Buyer Preferred Securities, of which no shares are issued and outstanding. The capital stock have been duly authorized and are validly issued, fully-paid and non-assessable.

(b) The Buyer Preferred Securities were issued in compliance with applicable Laws. The Buyer Preferred Securities were not issued in violation of the Organizational Documents of Buyer or any other agreement, arrangement, or commitment to which Buyer is a party and are not subject to or in violation of any preemptive or similar rights of any Person. Upon issuance and delivery of the Buyer Preferred Securities to the Sellers in accordance with this Agreement, each Seller will own the Buyer Preferred Securities free and clear of any Liens (other than restrictions under the Securities Act, applicable state securities Laws, or the Organizational Documents of Buyer).

(c) Except as provided in Buyer’s publicly available SEC filings, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any capital stock or other equity interests in Buyer or obligating Buyer to issue or sell any capital stock or other equity interest, in Buyer. There are no outstanding or authorized equity appreciation, profit participation, phantom equity or similar equity-based rights with respect to Buyer. Other than the Organizational Documents of Buyer, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of Buyer.

Section 5.07 Subsidiaries. Buyer has no Subsidiaries other than (i) Olenox Corp., a Wyoming corporation, (ii) Machfu Inc., a Delaware corporation, (iii) Giant Container Corp a Delaware corporation, and (iv) S G Echo Inc., a Delaware corporation.

Section 5.08 Financial Information. Complete copies of Buyer’s audited financial statements consisting of the balance sheet of Buyer as at December 31 in each of the years 2024 and 2025 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Buyer as at March 31, 2026 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Buyer Interim Financial Statements” and together with the Audited Financial Statements, the “Buyer Financial Statements”) have been delivered to the Sellers or made publicly available via Buyer’s SEC filings. The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Buyer Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material to Buyer) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Buyer Financial Statements are based on the books and records of Buyer, and fairly present in all material respects the financial condition of Buyer as of the respective dates they were prepared and the results of the operations of Buyer for the periods indicated. Buyer maintains a standard system of accounting established and administered in accordance with GAAP.

Section 5.09 Absence of Undisclosed Liabilities. Buyer has no Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of March 31, 2026, (b) those which have been incurred in the ordinary course of business consistent with past practice since March 31, 2026, (c) obligations for future performance under any Contract, where Buyer is not currently in breach of any such Contract beyond any applicable notice and cure period(s), if any; and (d) for Liabilities incurred in connection with or arising out of the transactions contemplated by this Agreement.

Section 5.10 Absence of Certain Changes. Since December 31, 2025, there has not been, with respect to Buyer, any Material Adverse Effect either individually or in the aggregate, except as may be provided in Buyer’s publicly available SEC.

Section 5.11 Compliance with Laws. Buyer is in compliance in all material respects with all applicable Laws. Buyer has not received any written notice from any Governmental Authority regarding any actual or alleged material violation of, or material failure to comply with, any Laws.

Section 5.12 Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any of their respective Affiliates.

Section 5.13 Due Diligence Review; Non-Reliance. Buyer acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Company, is entering into the transactions contemplated by this Agreement based on such investigation, and, except for the specific representations and warranties made by the Company in ARTICLE III, made by Seller in ARTICLE IV or in any certificate delivered by the Company or a Seller hereunder, is not relying upon any representation or warranty of the Company, Sellers or any Affiliate of the Company or Sellers, or any officer, director, employee, agent, or advisor of any of the foregoing, and (b) it has had such opportunity to seek accounting, legal, tax, or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

Section 5.14 No Other Representations or Warranties. Except for the representations and warranties contained in (a) ARTICLE V or (b) any certificate delivered by Buyer hereunder, neither Buyer nor any other Person acting on behalf of Buyer makes any express or implied representation or warranty with respect to Buyer or with respect to any other information provided to the Company or Sellers by or on behalf of Buyer in connection with the transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, nothing in this Section 5.15 shall in any way (x) limit the rights of the Company or any other Person’s rights in respect of fraud against any Person committing such fraud; or (y) release Buyer or any other Person from fraud.

ARTICLE VI.

COVENANTS

Section 6.01 Confidentiality. From and after the Closing, each Seller shall, and shall cause any of its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use commercially reasonable efforts, at the expense of Buyer, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.02 Non-Competition; Non-Solicitation.

(a) During the Restricted Period, each Principal Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, each Principal Seller may (1) engage in the continued ownership of interests currently held as of the Effective Date by a Principal Seller or any of his, her or its Affiliates in the entity(ies) listed on Annex I attached hereto; (2) engage as a board member, manager, consultant or similar type role with the entity(ies) listed on Annex I attached hereto; and (3) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Principal Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, each Principal Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, each Principal Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Each Principal Seller acknowledges that a breach or threatened breach of this Section 6.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Principal Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Each Principal Seller acknowledges that the restrictions contained in this Section 6.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.03 Post-Closing Access to Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by the Company prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with Buyer’s practices; and

(ii) upon reasonable notice, afford the Seller Representative reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(b) Buyer shall not be obligated to provide Seller Representative with access to any books or records (including personnel files) pursuant to this Section 6.03 where such access would violate any Law.

Section 6.04 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer and the Seller Representative, and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.05 Post-Closing Financial Statements. Following the Closing Date, Sellers shall cooperate with Buyer in having an audit conducted on the financial statements of the Company consisting of a balance sheet and related statements of income and retained earnings, members’ equity, and cash flow for each calendar year ending December 31, 2025 and December 31, 2025 (the “Post-Closing Financials”). Each of Sellers and Buyer shall, and shall cause the Company to, use their commercially reasonable efforts, including without limitation facilitating access to the books and records of the Company as reasonably requested, to have such audit of the Post-Closing Financials completed within 70 days of the Closing Date.

Section 6.06 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII.

TAX MATTERS

Section 7.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax, collectively as to such Taxes contemplated hereunder, the “Transfer Taxes”) shall be borne and paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer. The party legally responsible for filing any Tax Return or other document with respect to such Transfer Taxes shall be responsible for filing such Tax Returns, if any (and the other party shall reasonably cooperate with respect thereto).

Section 7.02 Tax Returns.

(a) Seller Representative shall prepare, or cause to be prepared, (at the Sellers’ sole expense) and file, or cause to be filed, all Pass-Through Tax Returns required to be filed by the Company after the Closing Date (taking into account any extensions) with respect to taxable period ending on or before the Closing Date ( “Seller Tax Returns”). Any such Seller Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law), and shall be submitted by Seller Representative to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least 45 days prior to the due date (including extensions) of such Seller Tax Return. If Buyer objects to any item on any Seller Tax Return, it shall, within 10 days after delivery of such Tax Return, notify Seller Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller Representative shall negotiate in good faith and use commercially reasonable efforts to resolve such items. If Buyer and Seller Representative are unable to reach such agreement within 10 days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller Representative and then amended (or other similar applicable procedure), to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller Representative (on behalf of Sellers). Sellers shall pay (or make arrangements with Buyer to pay or reimburse Buyer or the Company), any Taxes as may be reflected as due and owing on a Seller Tax Return.

(b) Except for any Seller Tax Returns pursuant to Section 7.01(a), Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date (taking into account any extensions) with respect to (i) a taxable period ending on or before the Closing Date and (ii) any Straddle Period (“Buyer Tax Returns”). Any such Buyer Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and shall be submitted by Buyer to Seller Representative (together with schedules, statements and, to the extent requested by Seller Representative, supporting documentation) at least 45 days prior to the due date (including extensions) in relation to a Buyer Tax Return that relates to income Taxes, and, as soon as reasonably practical with respect to any other Buyer Tax Returns. If Seller Representative objects to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller Representative shall negotiate in good faith and use commercially reasonable efforts to resolve such items. If Buyer and Seller Representative are unable to reach such agreement within 10 days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller Representative (on behalf of Sellers). In conjunction with the filing of any Buyer Tax Return, Sellers shall pay or remit to Buyer (or the Company) their share of any unpaid Taxes attributable to a Pre-Closing Tax Period as determined under this Agreement.

(c) The Parties agree that any Transaction Tax Deductions shall be allocated to taxable periods (or portions thereof) ending before or on the Closing Date to the maximum extent permitted by applicable Law (as determined using a “more likely than not” or higher standard).

Section 7.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After Closing, neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 7.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as allocable to a Pre-Closing Tax Period for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(c) The remainder of the Taxes for the applicable Straddle Period shall be allocated to the Post-Closing Tax Period.

Section 7.05 Contests.

(a) Buyer agrees to give written notice to Seller Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates of any Action, inquiries, claims, assessments, audits or similar events with respect to Taxes or Tax Returns of the Company relating to a Pre-Closing Tax Period or Straddle Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent any Seller was actually prejudiced as a result thereof.

(b) Seller Representative, at the Sellers’ sole expense, shall control the conduct, defense and resolution of any Tax Claim relating to any Pass-Through Tax Return of the Company for any taxable period (but excluding any Straddle Period) ending on or before the Closing Date (a “Seller Tax Claim”); provided, however, that Buyer shall be entitled, at Buyer’s sole expense, to participate in the conduct of any Seller Tax Claim, which participation shall include the right to employ its own counsel, receive timely notice of any developments and events relating to such Seller Tax Claim, attend any meetings regarding such Seller Tax Claim, and review relevant portions of all written materials relating to such Seller Tax Claim. No Seller Tax Claim shall be settled, abandoned or otherwise compromised without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer, at its sole expense, shall control any Tax Claim other than a Seller Tax Claim (a “Buyer Tax Claim”); provided, however, that Seller Representative shall be entitled, at the Sellers’ sole expense, to participate in the conduct of any Buyer Tax Claim, which participation shall include the right to employ its own counsel, receive timely notice of any developments and events relating to such Buyer Tax Claim, attend any meetings regarding such Buyer Tax Claim, and review relevant portions of all written materials relating to such Buyer Tax Claim. No Buyer Tax Claim shall be settled, abandoned or otherwise compromised without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Seller Representative and Sellers agree to cause the Company to push out any imputed underpayment with respect to any Pre-Closing Tax Period under Section 6226 of the Code (or any comparable election for state or local Tax purposes) and to reasonably cooperate in making and reporting such election.

Section 7.06 Cooperation and Exchange of Information. Seller Representative, the Company and Buyer shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller Representative, the Company and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller Representative, the Company or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.07 Post-Closing Actions. Except as otherwise contemplated under this Agreement or as required under applicable Tax Law, Buyer and its Affiliates (including the Company) shall not, without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed): (i) file any Tax Return of the Company for any Pre-Closing Tax Period ending on or before the Closing Date, (ii) extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency related to for any Pre-Closing Tax Period, (iii) make or change any Tax election with respect to a Pre-Closing Tax Period, or (iv) voluntarily approach any Tax authority or initiate any “voluntary disclosure” with respect to the Company for any Pre-Closing Tax Period. Buyer shall not take, and shall not cause the Company to take, any action on the Closing Date following the Closing outside of the ordinary course of business that is reasonably expected to result in an increase in the Tax liability of the Sellers or the Company.

Section 7.08 Tax Refunds. Sellers shall be entitled to the amount of any refund of Taxes of the Company with respect to a Pre-Closing Tax Period (or credit against cash Taxes payable), net of any reasonable out-of-pocket cost to Buyer and its Affiliates attributable to the obtaining and receipt of such refund or credit. Buyer shall pay, or cause to be paid, to Seller Representative (for the benefit of Sellers) any amount received pursuant to the prior sentence within fifteen (15) days of the receipt (or credit against cash Taxes payable), of the applicable refund or credit by Buyer or its Subsidiaries (including the Company). Notwithstanding the above, nothing in this Section 7.08 shall require Buyer or its Subsidiaries (including the Company), to make any payments with respect to a Tax refund if: (i) the refund is the result of carrying back of any net operating loss or other Tax attributes incurred or attributable to a taxable period (or portion thereof), beginning after the Closing Date; (ii) any refund resulting from the payment of Taxes made after the Closing Date to the extent Sellers have not paid or borne such Tax; (iii) any refund that gives rise to a payment obligation (to the extent of such obligation), by the Company under applicable Law or pursuant to a Contract entered into by the Company prior to Closing.

Section 7.09 Intended Tax Treatment. Buyer and the Sellers intend that for U.S. federal and applicable state and local income Tax purposes, the Buyer’s acquisition of the Membership Interests will be treated in a manner consistent with IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) (i) from the perspective of the Sellers, as a taxable sale or exchange of all of the partnership interests in the Company in accordance with Section 741 of the Code, and (ii) from the perspective of the Buyer, as though the Company made a liquidating distribution of all of its assets and, immediately thereafter, the Buyer acquired, by a purchase governed by Section 1001 of the Code, an undivided interest in such assets (the “Intended Tax Treatment”). The parties shall file all Tax Returns consistent with the Intended Tax Treatment and shall not take any position during the course of any audit or other similar proceeding that is inconsistent with the Intended Tax Treatment, unless required by a final “determination” within the meaning of Code Section 1313(a).

Section 7.10 Allocation. For applicable Tax purposes, the Purchase Price (and other relevant amounts treated as purchase price for income Tax purposes) shall be allocated among the assets of the Company in accordance with Section 1060 of the Code and the allocation principles set forth on Exhibit D (the “Allocation”). Within 90 days of the Closing Date, Buyer shall prepare and provide to Seller Representative a proposed Allocation prepared pursuant to this Section 7.10 for Seller Representative’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Seller Representative and Buyer shall work in good faith to resolve any disputes relating to the Allocation within thirty (30) days. If Seller Representative and Buyer are unable to resolve any such dispute, such dispute shall be resolved promptly by the Independent Accountant, the costs of which shall be borne equally by Sellers and Buyer. In case of any adjustment to the Purchase Price, the Allocation shall be amended in a manner consistent with the principles of this Section 7.10. Buyer and the Sellers agree to file all Tax Returns in accordance with the Allocation, as finally determined, and not to take any position that is inconsistent with the Allocation, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code; provided, that nothing herein shall be construed so as to prevent any Party from settling, or require any Party to commence or participate in any litigation or administrative process challenging, any determination made by any Governmental Authority based upon or arising out of the Allocation.

Section 7.11 Payments to Buyer. Any amounts payable to Buyer pursuant to this Article VII or ARTICLE IX, as applicable, shall be satisfied from Sellers, provided that Buyer shall be entitled to offset such amounts by deducting from the Seller Note, withholding any issuance of Buyer Preferred Securities, cancelling any Warrants, or deducting any dividends or other funds payable to Sellers pursuant to this Agreement or any Ancillary Document to offset such amounts owed.

Section 7.12 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII.

SECURITIES MATTERS

Section 8.01 Stockholder Approval. Subject to applicable law and the fiduciary duties of the Board of Directors of Buyer, Buyer shall use best efforts to submit to its stockholders, after the Closing, a proposal to approve the issuance of Common Stock upon conversion of the Buyer Preferred Securities and exercise of the Warrants for purposes of the applicable rules and regulations of Nasdaq (the “Stockholder Approval Proposal”) as soon as reasonably practicable after the Closing, and in any event to convene a meeting of Buyer’s stockholders at which the Stockholder Approval Proposal shall be submitted to the Buyer’s stockholders, with a recommendation from the Board of Directors of Buyer to approve the Stockholder Approval Proposal, within ninety (90) days after the Closing, and if the Stockholder Approval is not obtained at such meeting, to convene a meeting of Buyer’s stockholders every three months thereafter at which the Stockholder Approval Proposal shall be submitted to the Buyer’s stockholders, with a recommendation from the Board of Directors of Buyer to approve the Stockholder Approval Proposal, until the approval of the Stockholder Approval is obtained. Notwithstanding the foregoing, (i) Stockholder Approval shall not be a condition to the Closing, (ii) no share of Buyer Preferred Securities shall be convertible into Common Stock and no Warrants shall be exercisable unless and until the Stockholder Approval has been obtained, (iii) failure to seek or obtain the Stockholder Approval by any date or at all shall not result in any increase in the Stated Value or any dividend, or any decrease in the Conversion Price, Warrant Exercise Price, any redemption right, rescission right, penalty, fee, liquidated damages or other monetary or economic consequence favorable to any Seller or other holder of such Buyer Preferred Securities or Warrants, and (iv) no shares of Common Stock issued or issuable upon conversion of the Buyer Preferred Securities or exercise of any Warrants shall be voted on the Stockholder Approval Proposal to the extent prohibited by Nasdaq Listing Rule IM-5635-2 “Stockholder Approval” has the meaning set forth in the Certificate of Designation.

Section 8.02 Nasdaq Structuring; Conversion Gate. The Parties have structured the Buyer Preferred Securities with the intent of complying with the applicable rules of Nasdaq, including Nasdaq Listing Rule 5635 and the interpretive guidance thereunder. The structuring approach includes, among other things: (a) a Conversion Gate (as set forth in the Certificate of Designation) pursuant to which no share of Buyer Preferred Securities shall be convertible into Common Stock prior to receipt of the Stockholder Approval (as defined below); (b) a fixed Conversion Price of $1.00 per share (as defined in the Certificate of Designation), and $5, $7, and $9 for the Warrants, respectively, which Buyer hereby represents and warrants equals or exceeds the Minimum Price of the Common Stock determined in accordance with Nasdaq Listing Rule 5635(d)(1) as of the Closing Date, as a supportive structural element intended to foreclose any argument of a price-based discount under Rule 5635(d); and (c) the absence of any “sweetener,” economic adjustment, penalty, increased dividend, increased conversion ratio or other consequence favorable to the holders of Buyer Preferred Securities triggered by, or contingent upon, the failure to obtain the Stockholder Approval. The Parties further acknowledge and agree that (x) Nasdaq Listing Rule 5635(a) contains no pricing test for acquisition issuances, (y) the issuance of the Warrants and Buyer Preferred Securities at the Closing has been structured, based on Buyer’s good-faith analysis and the advice of its Nasdaq counsel, with the intent of complying with Nasdaq Listing Rule 5635 (including Rules 5635(a)(1), 5635(a)(2), 5635(b) and 5635(d)) without pre-Closing Stockholder Approval, with the Conversion Gate in the Certificate of Designation (no conversion of Buyer Preferred Securities into Common Stock or exercise of Warrants prior to receipt of Stockholder Approval) as the primary compliance architecture, and with (A) the non-voting character of the Buyer Preferred Securities (except as required by applicable law) and the absence of Board designation, consent or governance rights that would constitute or effect a change of control of Buyer within the meaning of Rule 5635(b), and (B) the Conversion Price of the Buyer Preferred Securities and Warrants equaling or exceeding the Minimum Price under Rule 5635(d)(1)(A), each serving as additional backstop structural elements in the event of any contrary interpretation, and (z) accordingly, based on the foregoing structural analysis, Stockholder Approval is not intended to be a condition to Closing, and Stockholder Approval shall be sought only after the Closing and solely to permit conversion of Buyer Preferred Securities into Common Stock and the exercise of the Warrants into Common Stock. The Parties acknowledge that Nasdaq Listing Rule 5635 is subject to facts-and-circumstances analysis, and nothing in this Section 8.2 shall be construed as a concession that Nasdaq could not, under such analysis, take a different view; provided, however, that if Nasdaq determines (a) the Buyer Preferred Securities and the Warrants were issued in contravention of applicable Nasdaq rules or (b) the conversion of Buyer Preferred Securities into Common Stock and/or the exercise of the Warrants into Common Stock is, notwithstanding Stockholder Approval as contemplated by this Agreement, is contravention of applicable Nasdaq rules, the Buyer shall use best efforts to appeal such determination.

Section 8.03 Stock Terms; Nasdaq Matters. Each Seller acknowledges, understands and agrees that: (a) the Buyer Preferred Securities, when issued, shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Designation to be filed by Buyer with the Secretary of State of the State of Delaware prior to or contemporaneously with the Closing pursuant to 8 Del. C. § 151(g); (b) the Warrants, when issued, shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth in each such Warrant; (c) the Buyer Preferred Securities and Warrants shall be convertible into Common Stock only upon and after receipt of the Stockholder Approval in accordance with the applicable rules and regulations of Nasdaq; (c) neither the Buyer Preferred Securities nor any Warrants shall have any voting rights (except as required by the DGCL), redemption rights, sinking fund, mandatory conversion rights, or any price-based anti-dilution protection; (d) no shares of Common Stock may be issued or deemed issued or issuable upon conversion of the Buyer Preferred Securities or exercise of Warrants until Stockholder Approval; (e) no term of the Buyer Preferred Securities, Certificate of Designation, this Agreement or any other Ancillary Document provides for any increase in the Stated Value, decrease in the Conversion Price, accrual of dividends or interest, accrual of a redemption right payment of a penalty or fee, or any other consequence favorable to the Sellers triggered by, or contingent upon, the failure to obtain the Stockholder Approval by any particular date or at all; and (f) neither the Buyer Preferred Securities nor any Warrant is a “Future Priced Security” within the meaning of Nasdaq Listing Rule IM-5635-4, and no term of the Buyer Preferred Securities operates as a variable-conversion or reset-conversion mechanism.

Section 8.04 Shelf Registration. Within sixty (60) days following the date Buyer obtains Stockholder Approval, the Buyer agrees to use best efforts to file with the SEC a registration statement for a shelf registration on Form S-3 (if the Buyer is then eligible to use a Form S-3 shelf registration) or Form S-1 (if the Buyer is then not eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the shares of Common Stock issued or issuable upon conversion of the Buyer Preferred Securities issued pursuant to this Agreement (the “Registrable Securities”), and shall use best efforts to cause the Registration Statement filed under this Agreement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the Effectiveness Date; provided, that the Buyer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon each Seller furnishing in writing to the Buyer such information regarding such Seller or its permitted assigns, the securities of the Buyer held by each Seller and the intended method of disposition of the Registrable Securities (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by the Buyer to effect the registration of the Registrable Securities, and each Seller shall execute such documents in connection with such registration as the Buyer may reasonably request that are customary of a selling stockholder in similar situations. “Effectiveness Date” means, when the Buyer is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments, the fifth Business Day following the date on which the Buyer is so notified.

Section 8.05 Registration Procedures. At its expense the Buyer shall:

(a) except during any blackout or similar period or for such times as the Buyer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Buyer determines to obtain, continuously effective with respect to the Seller, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of the following: (i) the Seller ceases to hold any Registrable Securities and (ii) the date all Registrable Securities held by the Seller may be sold without restriction under Rule 144 under the Securities Act. The period of time during which the Buyer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(b) during the Registration Period, promptly advise the Seller:

(i) when a Registration Statement or any amendment thereto has been filed with the SEC;

(ii) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii) of the receipt by the Buyer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv) subject to the provisions of this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not materially misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, the Buyer shall not, when so advising the Seller of such events, provide the Seller with any material, nonpublic information regarding the Buyer other than to the extent that providing notice to the Seller of the occurrence of the events listed in (i) through (iv) above constitutes material, nonpublic information regarding the Buyer;

(c) during the Registration Period, except for such times as the Buyer is permitted hereunder to suspend the use of a prospectus forming part of a Registration Statement, use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to holders of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 8.06 Deferral or Suspension of Registration. Notwithstanding anything to the contrary in this Agreement, the Buyer shall be entitled to delay the filing or effectiveness of, or terminate or suspend the use of, the Registration Statement (or any prospectus therein) if (i) it determines that in order for the Registration Statement not to contain a material misstatement or omission, (A) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act or (B) the negotiation or consummation of a transaction by the Buyer or its affiliates is contemplated or pending or an event has occurred, which negotiation, consummation or event that the Buyer reasonably believes would require additional disclosure by the Buyer in the Registration Statement of material information that the Buyer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable judgment of the Buyer to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (ii) in the good faith judgment of the Buyer, such filing or effectiveness or use of such Registration Statement would (1) be detrimental to the Buyer, any contemplated or pending mergers, acquisitions, consolidations or other similar transactions or issuances of Buyer securities or any transaction currently proposed by or under consideration by the Buyer or (2) would require the disclosure of material non-public information concerning the Buyer that at the time is not, in the good faith judgment of the Buyer, in the best interests of the Buyer to disclose and is not otherwise required to be disclosed, and in either case, the Buyer concludes as a result to defer such filing or terminate or suspend the use of such Registration Statement (or any prospectus included therein) (each such circumstance, a “Suspension Event”); provided that the Buyer may not delay or suspend the Registration Statement on more than four (4) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and eighty (180) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Buyer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, the Seller agrees that (I) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (until the Seller receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Buyer that it may resume such offers and sales, and (II) it will maintain the confidentiality of any information included in such written notice delivered by the Buyer unless otherwise required by law or subpoena.

Section 8.07 Rule 144. Following such time as Rule 144 under the Securities Act is available, with a view to making available to the Seller the benefits of Rule 144, the Buyer agrees, for so long as the Seller holds the Buyer Preferred Securities issued pursuant to this Agreement, to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act so long as the Buyer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c) assist (including by causing the delivery of any necessary opinions and certificates) in the removal of any restrictive legends on the Buyer Preferred Securities (and shares of Common Stock issuable upon conversion of the Buyer Preferred Securities).

Section 8.08 Conversion Limitations. Each Seller acknowledges that no amount of Buyer Preferred Securities may be converted, nor can any Warrant be exercised, if such conversion or exercise would result in any Attribution Party (as defined in the Certificate of Designation) into more than 19.9% of the total outstanding Common Stock of the Company or of the total voting power of the Company’ securities as of the date hereof and agrees not to convert or exercise more than its Pro Rata Share of such total issued at the Closing.

ARTICLE IX.

INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01(a), Section 3.02, Section 3.03, Section 3.05, Section 3.22, Section 3.24, Section 4.01, Section 4.02, Section 4.04, Section 4.06 and Section 5.01 (the “Fundamental Representations”) shall survive for the applicable statute of limitations plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02 Indemnification By Sellers.

(a) Subject to the other terms and conditions of this Article VIII, from and after Closing, Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;

(iii) any Indemnified Taxes; or

(iv) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing.

(b) Subject to the other terms and conditions of this Article VIII, from and after Closing, each Seller shall, severally and not jointly, indemnify and defend each of the Buyer Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of such Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of such Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement.

Section 9.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, from and after Closing, Buyer shall indemnify and defend each of the Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 9.04 Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a) Subject to Section 9.04(c), Sellers shall not have any obligations under Sections 9.02(a)(i) or 9.02(b)(i) unless and until the Losses incurred by the Buyer Indemnitees with respect to any matter or series of related matters for which indemnification is to be provided under Sections 9.02(a)(i) or 9.02(b)(i) exceeds One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Basket”), in which case Sellers, as applicable, shall be liable for all Losses with respect to such matter or matters, from the first dollar (subject to all other applicable requirements and limitations herein).

(b) The aggregate amount of all Losses for which any party shall be liable shall not exceed Ten Million and No/100 Dollars ($10,000,000.00) (the “Cap”); provided that the foregoing limitation shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, for which the aggregate amount of all Losses for which any party shall be liable shall not exceed the Purchase Price.

(c) Notwithstanding anything to the contrary contained in this ARTICLE IX, each Seller shall only be liable to the Buyer Indemnitees for Losses up to an aggregate amount equal to the pro rata allocation made to each Seller in respect of the Purchase Price.

(d) For all purposes of this Article VIII, solely for calculating the amount of any Loss with respect to the existence of any inaccuracy in, or breach of, any representation or warranty, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty except with regard to representations or warranties set forth in Section 3.06, Section 3.08(a) and 3.15 and with regard to the use of the defined terms “Material Contract” and “Hazardous Material.”.

(e) Except in the case of fraud, in no event will the aggregate liability of Sellers exceed the aggregate consideration provided for herein.

Section 9.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller Representative, Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim, and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any Tax Claim with respect to the Company shall be governed by ARTICLE VII hereof.

Section 9.06 Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 6%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied from the applicable Sellers subject to the limitations set forth in this ARTICLE IX, provided that Buyer shall be entitled to withhold any issuance of Buyer Preferred Securities, cancel any Warrants, or deduct any dividends or other funds payable to Sellers pursuant to this Agreement, the Seller Note, or any Ancillary Document to offset such amounts owed to the extent such amount has been, pursuant a final, non-appealable adjudication, determined to be indemnifiable Losses that are due and owing in accordance with Section 10.11, or pursuant to written agreement of the parties hereto, provided that until such amount is finalized Buyer shall be entitled to withhold an estimated amount subject to indemnification hereunder until such time as the amount is finalized.

Section 9.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 9.09 Exclusive Remedies. Subject to and except for Section 6.02 and Section 10.12, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Agreement. In furtherance of the foregoing, except with respect to Section 6.02 and Section 10.12, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Agreement. Nothing in this Section

9.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Seller Representative. Each Seller hereby appoints the Seller Representative, to serve as the representative and attorney-in-fact of the Sellers with respect to the matters expressly set forth in this Agreement or any of the Ancillary Documents to be performed by any one or more of the Sellers. Buyer shall be entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement or any of the other Ancillary Documents, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of Sellers by the Seller Representative, and on any other action taken or purported to be taken on behalf of Sellers by Seller Representative, as being fully binding upon all Sellers. Notices or communications to or from the Seller Representative shall constitute notice to or from all Sellers. Any decision or action by the Seller Representative hereunder, including any agreement between the Seller Representative and the Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of Sellers and shall be final, binding and conclusive upon the Sellers and the Sellers shall have no right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 10.01, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any Seller or by operation of Law. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, in no circumstance shall Seller Representative be held personally liable to any party hereto with respect to any of his duties or obligations as Seller Representative or any actions taken by Seller Representative hereunder.

Section 10.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to Sellers:	Bernardo Schucman
9211 Tibet Point Circle
Windermere, Florida 34786
E-mail: beschucman@gmail.com

with a copy to:	Greenberg Traurig, LLP
Terminus 200
3333 Piedmont Road NE, Suite 2500
Atlanta, GA 30305
E-mail: david.yates@gtlaw.com
Attention: David R. Yates

If to Buyer:	Olenox Industries, Inc.
1207 N FM 3083 RD E
Conroe, Texas 77304
E-mail: mikem@olenox.com
Attention: Michael McLaren, Chief Executive Officer

with a copy to:	Dickinson Wright LLC
350 East Las Olas Blvd., Suite 1750
Fort Lauderdale, FL 33301
Email: jmayersohn@dickinson-wright.com
Attn: Joel D. Mayersohn, Esq.

Section 10.04 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.09 No Third-party Beneficiaries. Except as provided in Section 7.04 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTSIS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14 Waiver of Conflicts. Greenberg Traurig LLP has acted as legal counsel to the Company and certain of Sellers and their respective Affiliates prior to the Closing (the “Prior Counsel”). The Prior Counsel intends to act as legal counsel to such Sellers and their respective Affiliates (other than Buyer and its direct and indirect subsidiaries) after the Closing. Buyer hereby waives and agrees not to assert, on its own behalf and agrees to cause its Affiliates to waive and to not assert, any conflicts that may arise in connection with or relating to the Prior Counsel representing certain of Sellers, their respective Affiliates or any of their respective officers, employees or directors (any such person, a “Designated Person”) after the Closing in any matter involving this Agreement or any of the Ancillary Documents or the Transactions. Without limiting the foregoing, Buyer and such Sellers agree that, following the Closing, the Prior Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions (each a “Business Dispute”), notwithstanding any representation by the Prior Counsel prior to the Closing, and Buyer (on behalf of itself and its Subsidiaries (including, after the Closing, the Company)) hereby agrees that, in the event that a Business Dispute arises after the Closing between Buyer or any of its respective subsidiaries (including, after the Closing, the Company), on the one hand, and any Designated Person, on the other hand, the Prior Counsel may represent one or more Designated Persons in such Business Dispute even though the interests of such Person(s) may be directly adverse to Buyer or its subsidiaries (including, after the Closing, the Company) and even though the Prior Counsel may have represented the Company in a matter substantially related to such Business Dispute. All communications involving attorney-client confidences between the Company and such Sellers or their respective Affiliates and the Prior Counsel in the course of the negotiation, documentation and consummation of the Transactions (the “Counsel Communications”) shall be deemed to be attorney-client confidences that belong solely to Sellers or their respective Affiliates. Accordingly, Buyer shall not have access to any such communications, or to the files of the Prior Counsel relating to its engagement. Buyer (on behalf of itself and its subsidiaries (including, after the Closing, the Company)) hereby waives and will not assert, any attorney-client or other applicable legal privilege or protection with respect to the Counsel Communications or in connection with any post-Closing representation of the Company or such Sellers, as applicable, including in connection with a Business Dispute with Buyer or its subsidiaries (including, following the Closing, the Company), it being the intention of the parties hereto that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Sellers and their respective Affiliates, and that Sellers or their respective Affiliates and not Buyer or its subsidiaries (including, after the Closing, the Company), shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY:

CS Digital Ventures, LLC,
a Delaware limited liability company

By	/s/ Bernardo Schucman
Name:	Bernardo Schucman
Title:	Manager

SELLERS:

CS Management Group LLC,
a Delaware limited liability company

By	/s/ Bernardo Schucman
Name:	Bernardo Schucman
Title:	Manager

/s/ Bernardo Schucman
Bernardo Schucman, an individual

/s/ Shanti Cillo
Shanti Cillo, an individual

/s/ Gustavo Caldeira de Andrada
Gustavo Caldeira de Andrada, an individual

/s/ Roberto Santacroce Martins
Roberto Santacroce Martins, an individual

/s/ Luis Federico Sader Pereira
Luis Federico Sader Pereira, an individual

/s/ Francesca Forcella
Francesca Forcella, an individual

Signature Page to Membership Interest Purchase Agreement

SELLER REPRESENTATIVE:

/s/ Bernardo Schucman
Bernardo Schucman, an individual

Signature Page to Membership Interest Purchase Agreement

BUYER:

Olenox Industries Inc.
a Delaware corporation

By
Name:	Michael McLaren
Title:	Chief Executive Officer

ANNEX I

Exceptions to Restrictive Covenants

●	Bernardo Schucman’s Ownership interest in Minter Inc., a Delaware corporation (“Minter”), and service as Chief Strategy Officer of Minter performing the duties and responsibilities customarily associated with such role.